 Exhibit 10.2

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement is made as of this 7th day of June, 2017, by and between GEX Management, Inc., a Texas corporation (hereafter “GEX” or the “Company”), located at 12001 N. Central Expressway, Suite 825, Dallas, Texas 75243, and Agile Connections, LLC, a Texas limited liability company located at 1601 Elm St., Dallas, Texas 75201 (hereafter “Agile”).

WITNESSETH:

WHEREAS:	GEX Management, Inc. (formerly known as Group Excellence Management (d/b/a MyEasyHQ) executed a Line of Credit Promissory Note with the Company’s Chief Executive Officer on March 1, 2015, referred to as the “Loan Agreement” for $1,000,000, a copy of which is attached hereto and made a part hereof for all purposes;

WHEREAS:	GEX has borrowed $317,186.66 as of June 7, 2017, and has accrued interest in the amount of $28,557.60;

WHEREAS:	Agile desires to convert the debt of $317,186.66 and accrued interest of $28,557.60 due under the Loan Agreement for a total of $345,744.26 in exchange for newly issued, common shares of GEX restricted pursuant to SEC Rule 144, as amended.

I.	GEX and Agile hereby mutually agree to convert the debt of $317,186.66 and accrued interest of $28,557.60 due under the Loan Agreement in exchange for the issuance of the following restricted common shares in GEX Management, Inc.:

Agile Connections, LLC - 115,248 shares

II.	GEX and Agile hereby mutually agree to cancel the Loan Agreement as of the date first mentioned above.

IN WITNESS WHEREOF, the parties hereto have caused this Debt Conversion Agreement to be duly executed as of the date first written above.

GEX Management, Inc.

By: /s/ Clayton Carter

Clayton Carter, Chief Financial Officer

Agile Connections, LLC

By: /s/ Chris Sahliyeh

Chris Sahliyeh